Exhibit 99.2

MasterBrand Releases Third Annual Corporate Sustainability and Responsibility (CSR) Report

BEACHWOOD, Ohio--(BUSINESS WIRE)--June 17, 2025 -- MasterBrand, Inc. (NYSE: MBC, the “Company,” or “MasterBrand”), the largest residential cabinet manufacturer in North America, today released the Company’s annual Corporate Sustainability and Responsibility (CSR) Report.

This is the third year the Company has provided an overview of MasterBrand’s progress in many areas of sustainability and responsibility, including resource stewardship, associate wellbeing and corporate governance structure.

“As an industry leader, we take our responsibilities to all stakeholders seriously and remain committed to achieving the highest of standards. An important part of MasterBrand’s culture is continuous improvement, and we carry that into how we make meaningful progress in the ways we care for our resources, our associates and our communities,” said Dave Banyard, President and Chief Executive Officer. “I am proud to share the great results achieved by our associates in 2024 and am excited by what we plan to accomplish as we continue Building Great Experiences Together.”

Key 2024 highlights include:

•Improved OSHA recordable rate to 0.64, less than one-quarter of the industry average of 3.1 (based on 2023 Bureau of Labor Statistics Industrial Average)
•Achieved continued landfill avoidance rates of at least 90% at multiple MasterBrand facilities
•Lowered our carbon footprint by reducing Total Scope 1 and 2 emissions by 18% from 2022 to 2024
•Earned new emissions standards and environmental safety certification from the International Code Council Evaluation Service (ICC-ES)
•Developed new partnerships to reclaim wood waste and spent solvent for reuse and recycling
•Maintained our best-practice policies and procedures, and adopted a Safety & Environmental Stewardship Policy

“With the support of our stakeholders, we are leading by example in our industry with our corporate sustainability and responsibility efforts,” Banyard continued. “We appreciate the continued trust in MasterBrand and are excited to continue our progress in making a positive impact in the years ahead.”

The report is available at https://masterbrand.com/about-us/csr.

About MasterBrand:

MasterBrand, Inc. (NYSE: MBC) is the largest manufacturer of residential cabinets in North America and offers a comprehensive portfolio of leading residential cabinetry products for the kitchen, bathroom and other parts of the home. MasterBrand products are available in a wide variety of designs, finishes and styles and span the most attractive categories of the cabinets market: stock, semi-custom and premium cabinetry. These products are delivered through an industry-leading distribution network of over 7,700 dealers, major retailers and builders. MasterBrand employs over 13,000 associates across more than 20 manufacturing facilities and offices. Additional information can be found at www.masterbrand.com.

Investor Relations:
Investorrelations@masterbrand.com

Media Contact:
Media@masterbrand.com

Source: MasterBrand, Inc.